UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
January 12, 2007

(Date of earliest event reported)

SPACEHAB, Incorporated

(Exact name of registrant as specified in its charter)

Washington	0-27206	91-1273737
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

12130 State Highway 3, Building 1
Webster, Texas  77598
(Address of principal executive offices, including zip code)

(713) 558-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05                                             Costs Associated with Exit or Disposal Activities.

On January 12, 2007, the Board of Directors of SPACEHAB, Incorporated (the “Company”) approved a plan to reduce staffing and restructure corporate functions to streamline operations, improve efficiency and reduce overhead.  The plan calls for reduction of 36 positions, including 8 corporate administrative positions, as the Company’s activities in support of NASA’s space shuttle program moves toward the completion of the last contracted mission in June 2007.  The Company expects that the restructuring will be completed by Wednesday, January 17, 2007.

The Company anticipates that these actions, when fully implemented, will result in annualized cost savings of $3.9 million.  These cost reductions include a workforce reduction of an approximately 16%  spread between the Company’s Houston, Texas headquarters and Cape Canaveral, Florida payload processing facility.  SPACEHAB’s Astrotech spacecraft processing facilities in Titusville, Florida, Vandenberg Air Force Base, California and Long Beach, California are unaffected by the restructuring.  This restructuring is not expected to result in the closing on any of the Company’s facilities.

The restructuring activities constitute an exit or disposal plan activity under FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which will result in material charges under accounting principles generally accepted in the U.S.  The restructuring costs consist of a cash outlay of $450,000 of which $300,000 will be recognized as an expense relating to severance benefits.

A copy of the Company’s press release dated January 18, 2007, announcing the staff reduction is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Section  9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

	99.1	Press Release of SPACEHAB, Incorporated dated January 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACEHAB, Incorporated

January 18, 2007	By:	/s/ Brian K. Harrington
Brian K. Harrington
Sr. Vice President and Chief Financial
Officer